UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NORTHWEST PIPE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NORTHWEST PIPE COMPANY

200 SW Market Street, Suite 1800

Portland, Oregon 97201-5730

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Northwest Pipe Company (the “Company”) will be held on Wednesday, May 30, 2007 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. The purposes of the Annual Meeting will be:

1.	Election of Directors. To elect three directors to hold office for a term of three years or until their respective successors are elected and qualified;

2.	Approval of the Company’s 2007 Stock Incentive Plan. To approve the Company’s 2007 Stock Incentive Plan; and

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 13, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

Brian W. Dunham

President and Chief Executive Officer

Portland, Oregon

April 20, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

NORTHWEST PIPE COMPANY

200 SW Market Street, Suite 1800

Portland, Oregon 97201-5730

(503) 946-1200

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 30, 2007

INTRODUCTION

General

This Proxy Statement and the accompanying 2006 Annual Report to Shareholders are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, May 30, 2007 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. At the Annual Meeting, shareholders will be asked to elect three members to the Board of Directors, to approve the Company’s 2007 Stock Incentive Plan, and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card and the 2006 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about April 27, 2007.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on April 13, 2007 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 8,933,593 shares of Common Stock then outstanding. The presence in person or by proxy of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the nominees for election to the Board of Directors and FOR approval of the Company’s 2007 Stock Incentive Plan. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Northwest Pipe Company, 200 Market Street, Suite 1800, Portland, Oregon 97201-5730, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

The Company’s Articles of Incorporation and Bylaws provide that the Board of Directors shall be composed of not less than six and not more than nine directors. The Board of Directors has fixed the number of directors at six. Effective upon the election of directors at the Annual Meeting, the number of directors will be fixed at seven. The Company’s directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for directors. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

Information as to Nominees and Continuing Directors

The following table sets forth the names of and certain information about the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

	Age	Director Since	Expiration of Current Term
Nominees:
Michael C. Franson	52	2007	2007
Wayne B. Kingsley	64	1987	2007
Keith R. Larson	49	—	—

Continuing Directors:
Brian W. Dunham	49	1995	2009
Richard A. Roman	55	2003	2009
William R. Tagmyer	69	1986	2008
Neil R. Thornton	76	1995	2008

Nominees for Director

Michael C. Franson has been a director of the Company since January 2007. He was previously a director from 2001 until 2005. Mr. Franson is a founder and is President of St. Charles Capital LLC, an investment banking firm formed in 2005. St. Charles Capital provides expertise in mergers and acquisitions, raising private capital, and financial advisory services for middle-market companies across the United States. Prior to founding St. Charles Capital, Mr. Franson was a managing director at The Wallach Company (“TWC”), which was subsequently sold to KeyCorp, the parent of KeyBanc Capital Markets. Prior to joining TWC, Mr. Franson was a partner at Boettcher and Company, a regional investment-banking firm located in Denver. Mr. Franson began his career as an equity analyst at Pacific Mutual Insurance Company, located in Newport Beach, California.

Wayne B. Kingsley has been a director of the Company since 1987. Mr. Kingsley is Chairman of the Board of Directors of American Waterways, Inc., a passenger vessel operator. From 1985 to 2002, Mr. Kingsley served as Chairman of the Board of Directors of InterVen Partners, Inc., a venture capital management company, and served as General Partner of the venture capital funds managed by InterVen Partners, Inc.

Keith R. Larson is a nominee for election to the Board of Directors at the Annual Meeting. Mr. Larson is a Vice President of Intel Corporation and Managing Director of Intel Capital, Intel Corporation’s venture investment group. Mr. Larson was appointed Vice President in 2006 and has served as a Managing Director of Intel Capital since 2004, managing a team of investment professionals focused on identifying, making, and managing strategic investments in the manufacturing, memory, and digital health sectors. For approximately three months in 2004, Mr. Larson managed the Western Europe and Israel investment team of Intel Capital. From 1999 to 2003, Mr. Larson was a Sector Director managing teams of investment professionals investing in communications, networking, and data storage sectors. Mr. Larson joined Intel in 1996.

Continuing Directors

Brian W. Dunham has been a director of the Company since August 1995. Mr. Dunham has been President of the Company since January 1998 and became Chief Executive Officer in January 2001. Prior to becoming President, Mr. Dunham had served as the Company’s Chief Financial Officer, Vice President, Treasurer and Secretary since 1990 and became Executive Vice President in 1995 and Chief Operating Officer in February 1997. From 1981 to 1990, he was employed by Coopers & Lybrand LLP, an independent public accounting firm.

Richard A. Roman has been a director of the Company since 2003. Mr. Roman is the President of Columbia Ventures Corporation, a private investment company which historically has focused principally on the international metals and telecommunications industries. Prior to joining Columbia Ventures Corporation, Mr. Roman was a partner at Coopers & Lybrand, an independent public accounting firm. Mr. Roman also serves on the board of directors of Pac-West Telecom, Inc.

William R. Tagmyer has been the Chairman of the Board of Directors since 1986. From 1986 to January 1998, Mr. Tagmyer also served as President of the Company and from 1986 to January 2001 as Chief Executive Officer. He worked for L. B. Foster Company, another steel pipe manufacturer, from 1975 to 1986. Prior to 1975, Mr. Tagmyer was employed by the U.S. Steel Corporation and FMC Corporation in the areas of sales, marketing, product management and contract administration.

Neil R. Thornton has been a director of the Company since 1995. He was previously a director of the Company from 1986 to 1993. Mr. Thornton was President and Chief Executive Officer of American Steel, L.L.C., a distributor of carbon steel products, from 1985 until his retirement in January 1998.

The Board of Directors has determined that Michael C. Franson, Wayne B. Kingsley, Keith R. Larson, Richard A. Roman, and Neil R. Thornton are independent as defined by applicable Nasdaq Stock Market rules.

Board of Directors and Board Committees

The Board of Directors met five times during 2006. Each director attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served. Members of the Board of Directors are encouraged to attend the Company’s annual meeting of shareholders each year. All of the members of the Board of Directors attended the Company’s 2006 Annual Meeting of Shareholders. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

Executive Committee. The Executive Committee, comprised of Messrs. Dunham, Kingsley, and Tagmyer, exercises the authority of the Board of Directors between meetings of the Board, subject to certain limitations. The Executive Committee did not meet in 2006.

Audit Committee. The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the Company’s independent auditors. The Board of Directors has adopted a written charter for the Audit committee, which is available on the Company’s website at www.nwpipe.com. The Audit Committee is comprised of Messrs. Roman, Kingsley and Thornton. Each member of the Audit Committee is “independent” as defined by applicable U.S. Securities and Exchange Commission (“SEC”) and Nasdaq Stock Market rules. The Board of Directors has determined that Mr. Roman qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee met seven times in 2006.

Compensation Committee. The Compensation Committee determines the compensation levels of the Company’s executive officers, makes recommendations to the Board of Directors regarding changes in compensation and administers the Company’s stock option plans. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.nwpipe.com. The Compensation Committee is comprised of Messrs. Franson, Roman and Thornton. The Compensation Committee met four times in 2006.

Nominating Committee; Nominations by Shareholders. The Nominating committee selects nominees for election as directors. The Board of Directors has adopted a written charter for the Nominating Committee, which is available on the Company’s website at www.nwpipe.com. The Nominating Committee is comprised of Messrs. Kingsley and Roman. Each of the members of the Nominating Committee is “independent” as defined by applicable Nasdaq Stock Market rules. The Nominating Committee did not meet in 2006.

Shareholder recommendations as to candidates for election to the Board of Directors may be submitted to Corporate Secretary, Northwest Pipe Company, 200 SW Market Street, Suite 1800, Portland, Oregon 97201-5730. The Nominating Committee will evaluate potential nominees, including shareholder nominees, by reviewing qualifications, considering references, conducting interviews and reviewing such other information as the members of the Nominating Committee deem relevant. The Nominating Committee has not employed any third parties to help identify or screen prospective directors in the past, but may do so at the discretion of the Nominating Committee.

The Company’s Bylaws permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

Director Compensation

The members of the Company’s Board of Directors are reimbursed for travel expenses incurred in attending Board meetings. In addition, each nonemployee member of the Board of Directors receives a $24,000 annual retainer, $1,000 for each Board meeting attended, $500 for each telephonic Board meeting attended and $500 for each meeting of a committee of the Board attended. In addition, each Committee Chairman receives an additional $5,000 annual retainer. The Company’s 1995 Stock Option Plan for Nonemployee Directors (the “1995

Nonemployee Director Plan”) provides that an option to purchase 5,000 shares of Common Stock is granted to each new nonemployee director at the time such person is first elected or appointed to the Board of Directors. In addition, each nonemployee director receives an option to purchase 2,000 shares of Common Stock annually after each annual meeting of shareholders. The number of options which may be granted under the 1995 Nonemployee Director Plan in any fiscal year may not exceed 20,000, subject to stock splits and similar events, and a total of 100,000 shares of Common Stock have been reserved for issuance upon exercise of stock options granted under the 1995 Nonemployee Director Plan. On May 9, 2006 options to purchase 2,000 shares of Common Stock, at $28.31 each, were granted to each of Messrs. Kingsley, Roman, and Thornton.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Wayne B. Kingsley	$37,500	$25,762	$—	$62,262
Richard A. Roman	34,500	25,762	—	60,262
William R. Tagmyer	—	—	167,877	167,877
Neil R. Thornton	39,000	25,762	—	64,762

(1)	Stock option awards were made on May 9, 2006 at an exercise price of $28.31. The amounts included in this column represent the amount recognized by the Company in 2006 for financial statement reporting purposes for the fair value of stock options vested with respect to each of the directors, in accordance with SFAS 123R. These amounts do not correspond to the actual value that will be recognized by the directors. For information on the SFAS 123R valuation assumptions with respect to grants made in 2006, refer to the note on Stock-Based Compensation Plans included in the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	As of December 31, 2006, each director has the following number of options outstanding: Mr. Kingsley, 20,000; Mr. Roman, 13,000; Mr. Tagmyer, 116,039; Mr. Thornton, 20,000.

(3)	Amount includes $150,000 base salary, amounts contributed to Mr. Tagmyer’s qualified 401(k) defined contribution plan and amounts paid by the Company for his automobile allowance.

Employment Agreement

The Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Tagmyer effective November 14, 2000. The Employment Agreement is for a term ending on December 31, 2010, unless terminated earlier by the parties. The Employment Agreement provides that through 2010, Mr. Tagmyer will receive a base salary of $150,000 per year. If the Employment Agreement is terminated by Mr. Tagmyer or by the Company for “cause” (as defined), Mr. Tagmyer would be paid all compensation and expenses to which he is entitled through the date of termination of the Employment Agreement. If the Employment Agreement is terminated by the Company for any reason other than for “cause” or as a result of Mr. Tagmyer’s death, Mr. Tagmyer would be entitled to receive all of the remaining payments that he would have been entitled to receive under the Employment Agreement if it had not been terminated. If the Employment Agreement is terminated as a result of Mr. Tagmyer’s death, Mr. Tagmyer’s beneficiary or estate would be entitled to receive fifty percent of the remaining payments under the Employment Agreement to which Mr. Tagmyer would have been entitled had he survived. The Employment Agreement contains certain noncompetition provisions that apply to Mr. Tagmyer’s activities during the term of the Employment Agreement and for a period of one year after the later of the date of termination of the Agreement or the date the last payment is made under the Agreement.

Compensation Committee Interlocks and Insider Participation

Messrs. Roman and Thornton, each of whom is an outside director, served on the Compensation Committee in 2006. No director or executive officer of the Company serves on the compensation committee of the board of directors of any company for which Messrs. Roman or Thornton serve as executive officers or directors.

Communications with Directors

Shareholders and other parties interested in communicating directly with the members of the Board of Directors may do so by writing to: Board of Directors, Northwest Pipe Company, 200 SW Market Street, Suite 1800, Portland, Oregon 97201-5730.

EXECUTIVE OFFICERS

Information with respect to the Company’s current executive officers is set forth below. Officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company
Brian W. Dunham	49	Director, Chief Executive Officer and President
Charles L. Koenig	64	Senior Vice President, Water Transmission
Robert L. Mahoney	45	Vice President, Chief Strategic Officer
John D. Murakami	53	Vice President, Chief Financial Officer and Corporate Secretary
Gary A. Stokes	54	Senior Vice President, Sales and Marketing

Information concerning the principal occupation of Mr. Dunham is set forth under “Election of Directors.”

Charles L. Koenig was named Senior Vice President, Water Transmission in July 2001. He had served as Vice President, Water Transmission since February 1997 and, prior to that, had served as Vice President—California Operations since 1993. He has been with the Company since 1992 and is a registered Professional Engineer. Previously, he was Operations Manager with Thompson Pipe and Steel Company, where he was employed for more than twenty years.

Robert L. Mahoney was named Vice President, Chief Strategic Officer in May 2005. He had served as Vice President, Corporate Development since July 1998, as Director of Business Planning and Development since 1996, and has been with the Company since 1992.

John D. Murakami was named Vice President, Chief Financial Officer in February 1997, and had served as Corporate Controller since September 1995. Prior to joining the Company, he was employed by Babler Brothers, Inc., a manufacturer of concrete pipe products.

Gary A. Stokes was named Senior Vice President, Sales and Marketing in July 2001 and had served as Vice President, Sales and Marketing since 1993. He has been with the Company since 1987. Mr. Stokes was previously employed by L. B. Foster Company for eleven years. He served as the Regional Manager responsible for L.B. Foster Company’s West Coast sales operations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

The Board of Directors and executive management at Northwest Pipe Company believe that the performance and contribution of its executive officers are critical to the overall success of the Company. To attract, retain, and motivate the executives necessary to accomplish the Company’s business strategy, the Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for establishing executive compensation policies and overseeing executive compensation practices at Northwest Pipe Company. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term goals by the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Company’s peer companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executives should include both cash and share-based compensation that reward performance as measured against established goals.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation. The Compensation Committee and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Committee), and based on these reviews make compensation decisions, including salary adjustments and annual bonus awards.

Elements of Compensation

For the year ended December 31, 2006, the principal components of compensation for executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term incentive compensation;

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary. The Company provides executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries are determined for each executive based on his position and responsibility by using market data; internal review of the executive’s compensation, both individually and relative to other executive officers; and individual performance of the executive. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Compensation Committee’s assessment of the individual executive’s performance.

Performance-Based Incentive Compensation. The Company provides executive officers and other employees with bonus compensation to compensate them for high performance and achievement of corporate goals. The bonus program gives the Compensation Committee the latitude to award cash incentive compensation to executive officers as a reward for the growth and profitability of the Company, and places a significant percentage of each executive officer’s compensation at risk. Awards are based on the Company’s achievement of certain financial performance measures for the year, including sales and net income measures. Awards to named executive officers under the bonus program for performance in 2006 had not been determined by the Compensation Committee as of the date of this Proxy Statement.

Long-Term Incentive Compensation. The Long Term Incentive Plan encourages participants to focus on long-term Company earnings and performance and provides an opportunity for executive officers and certain designated key employees to increase their compensation through cash-based performance unit awards based on a three-year performance cycle. Each annual award of performance units specifies a three-year cycle for determining the amount to be paid with respect to each award. For example, the performance units awarded in fiscal year 2007 are based upon the Company’s performance from 2004 through 2006. The performance measurement for the performance units awarded is the Company’s average return on assets as compared to a hurdle rate determined by the Compensation Committee.

Retirement Benefits. In order to provide competitive total compensation, the Company offers to its executive officers and certain designated key employees a nonqualified retirement savings plan, which provides executive officers with the opportunity to defer salary and bonus compensation for a period of years or until termination of employment. Executive officers who defer salary or bonus under this plan are credited with market-based returns. The Company may make a discretionary matching contribution based on deferrals made by the executive officer. In addition, the Company will make a contribution based on a target benefit projected for each participant. The target benefit projected is 1% of base salary in the year before attaining normal retirement age per year of employment (up to 35 years) with the Company.

The Company also offers a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions.

Perquisites and Other Personal Benefits. The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract, retain and motivate employees for key positions. The Company is selective in its use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The primary perquisites are car allowances, payment of spousal travel, club membership dues and life insurance premiums.

Summary of Cash and Certain Other Compensation

The following table reflects compensation earned by the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and each of the three other most highly compensated executive officers of the Company for the year ended December 31, 2006 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Brian W. Dunham Director, Chief Executive Officer and President	2006	$520,000	(2)	$18,602	$18,601	$70,923	(4)	$628,126

John D. Murakami Vice President, Chief Financial Officer and Secretary	2006	205,000	(2)	10,450	5,335	40,641	(5)	261,426

Charles L. Koenig Senior Vice President, Water Transmission	2006	236,500	(2)	14,708	6,755	59,937	(6)	317,900

Robert L. Mahoney Vice President, Chief Strategic Officer	2006	205,000	(2)	10,244	5,212	39,755	(7)	260,211

Gary A. Stokes Senior Vice President, Sales and Marketing	2006	250,000	(2)	15,095	7,026	60,610	(8)	332,731

(1)	Includes amounts earned in 2006, even if deferred.

(2)	Annual bonus represents amount earned during the year. Actual payments may be made over subsequent years. As of the date of this Proxy Statement, the amount of the bonuses for the named executive officers for 2006 had not been determined by the Compensation Committee.

(3)	There were no stock option awards to named executive officers in 2006. The amounts included in this column represent the amount recognized by the Company in 2006 for financial statement reporting purposes for the fair value of stock options vested with respect to each of the named executives, in accordance with SFAS 123R. These amounts do not correspond to the actual value that will be recognized by the named executives. For information on the SFAS 123R valuation assumptions with respect to grants made prior to 2006, refer to the note on Stock-Based Compensation Plans included in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the respective year-end.

(4)	Amount includes $39,574 contributed by the Company to Mr. Dunham’s nonqualified retirement savings plan, amounts contributed by the Company to Mr. Dunham’s qualified 401(k) defined contribution plan, and amounts paid by the Company for life insurance premiums, annual automobile allowance, and club membership dues.

(5)	Amount includes $19,800 contributed by the Company to Mr. Murakami’s nonqualified retirement savings plan, amounts contributed by the Company to Mr. Murakami’s qualified 401(k) defined contribution plan, and amounts paid for annual automobile allowance.

(6)	Amount includes $39,002 contributed by the Company to Mr. Koenig’s nonqualified retirement savings plan, and amounts paid for annual automobile allowance.

(7)	Amount includes $16,731 contributed by the Company to Mr. Mahoney’s nonqualified retirement savings plan, amounts contributed by the Company to Mr. Mahoney’s qualified 401(k) defined contribution plan, and amounts paid by the Company for club membership dues and annual automobile allowance.

(8)	Amount includes $28,447 contributed by the Company to Mr. Stokes’ nonqualified retirement savings plan, amounts contributed by the Company to Mr. Stokes’ qualified 401(k) defined contribution plan, and amounts paid by the Company for annual automobile allowance, club membership dues and spousal travel expenses.

Grants of Plan-Based Awards

There were no option grants to the named executive officers in 2006.

Outstanding Equity Awards at 2006 Fiscal Year End

The following table sets forth, for each of the named executive officers, the equity awards that were made to such named executive officer that were outstanding at December 31, 2006.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable		Unexercisable
Brian W. Dunham Director, Chief Executive Officer and President	20,000 30,508 35,945 38,571 11,731	(1) (2) (3) (4) (5)	— — — — 1,067	(5)	$21.000 14.750 13.563 14.000 17.900	02/19/2008 02/25/2009 05/02/2010 05/15/2011 05/23/2012

John D. Murakami Vice President, Chief Financial Officer and Secretary	5,143 7,656 8,745 9,286 2,835	(1) (2) (3) (4) (5)	— — — — 258	(5)	21.000 14.750 13.563 14.000 17.900	02/19/2008 02/25/2009 05/02/2010 05/15/2011 05/23/2012

Charles L. Koenig Senior Vice President, Water Transmission	7,714 11,553 13,272 13,590 3,871	(1) (2) (3) (4) (5)	— — — — 352	(5)	21.000 14.750 13.563 14.000 17.900	02/19/2008 02/25/2009 05/02/2010 05/15/2011 05/23/2012

Robert L. Mahoney Vice President, Chief Strategic Officer	1,857 7,281 8,582 8,286 2,737	(1) (2) (3) (4) (5)	— — — — 249	(5)	21.000 14.750 13.563 14.000 17.900	02/19/2008 02/25/2009 05/02/2010 05/15/2011 05/23/2012

Gary A. Stokes Senior Vice President, Sales and Marketing	7,714 11,702 13,405 13,791 4,008	(1) (2) (3) (4) (5)	— — — — 365	(5)	21.000 14.750 13.563 14.000 17.900	02/19/2008 02/25/2009 05/02/2010 05/15/2011 05/23/2012

(1)	These options were granted on February 19, 1998 and vested in sixty equal monthly installments beginning on March 19, 1998, and were fully vested on February 19, 2003.

(2)	These options were granted on February 25, 1999 and vested in sixty equal monthly installments beginning on March 25, 1999, and were fully vested on February 25, 2004.

(3)	These options were granted on May 2, 2000 and vested in sixty equal monthly installments beginning on June 2, 2000, and were fully vested on May 2, 2005.

(4)	These options were granted on May 15, 2001 and vested in sixty equal monthly installments beginning on June 15, 2001, and were fully vested on May 15, 2006.

(5)	These options were granted on May 23, 2002 and vest in sixty equal monthly installments beginning on June 23, 2002, and will be fully vested on May 23, 2007.

2006 Option Exercises

The following table sets forth, for each named executive officer, the number of shares acquired upon option exercises during 2006 and the related value realized upon such exercises.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Brian W. Dunham Director, Chief Executive Officer and President	25,000	$835,500

John D. Murakami Vice President, Chief Financial Officer and Secretary	11,250	352,923

Charles L. Koenig Senior Vice President, Water Transmission	12,000	401,040

Robert L. Mahoney Vice President, Chief Strategic Officer	3,000	100,260

Gary A. Stokes Senior Vice President, Sales and Marketing	12,000	401,040

(1)	This column shows the number of shares underlying the options exercised in 2006 by the named executive officers. The actual number of shares received by these individuals from options exercised in 2006 (net of shares used to cover the exercise price) was as follows: Mr. Dunham – 10,974; Mr. Murakami – 6,615; Mr. Koenig – 5,268; Mr. Mahoney – 1,317; and Mr. Stokes – 5,268.

(2)	The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

2006 Nonqualified Deferred Compensation

The following table sets forth, for each named executive officer, the amounts of the contributions made by the Company and each named executive officer under the Company’s Deferred Compensation Plan, the earnings of each named executive officer under the Deferred Compensation Plan in 2006, and the balance of each named executive officer’s account under the Deferred Compensation Plan at December 31, 2006

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
Brian W. Dunham Director, Chief Executive Officer and President	$10,000	$39,574	$30,673	$344,996

John D. Murakami Vice President, Chief Financial Officer and Secretary	14,350	19,800	19,520	219,991

Charles L. Koenig Senior Vice President, Water Transmission	16,555	39,002	37,563	418,826

Robert L. Mahoney Vice President, Chief Strategic Officer	25,500	16,731	24,080	269,418

Gary A. Stokes Senior Vice President, Sales and Marketing	15,000	28,447	29,328	326,442

(1)	These contributions are also reported in the Summary Compensation Table.

Change in Control Agreements

The Company has entered into change in control agreements (the “Agreements”) with its executive officers. Each of the Agreements was originally for a term ending July 19, 2001, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two year’s base salary (three years in the case of Mr. Dunham) and (ii) an amount equal to two times (three times in the case of Mr. Dunham) the average cash bonuses paid to the executive officer during the previous three years. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made to an executive officer would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.”

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation transaction in which the Company is not the surviving corporation, unless shareholders of the Company immediately before such transaction have the same proportionate ownership of common stock of the surviving corporation in the transaction, (ii) the acquisition by any person of 30 percent or more of the Company’s total combined voting power, (iii) the liquidation of the Company or the sale or other transfer of substantially all of its assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Good Reason” includes (i) an adverse change in the executive officer’s status, title, position(s) or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer’s status, title or position, (ii) a reduction in the executive officer’s base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 10 miles of his job location before the Change in Control, (iv) the Company’s failure to continue in effect any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely effect the executive officer’s continued participation in any such plan or program or materially reduce the benefits under such plan or program, and (v) the failure by the Company to require any successor to the Company to assume the Company’s obligations under the Agreements within 30 days after a Change in Control. For purposes of the Agreements, “Cause” means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

The amount of compensation payable to each named executive officer in each situation under a change in control is listed in the tables below. The amounts shown assume that a change in control occurred and that the employment of each executive was terminated effective as of December 31, 2006 and, where applicable, use a price of $33.62 per share of our common stock (as reported by the NASDAQ Stock Market as of December 29, 2006). The amount indicated as the value of the accelerated vesting for stock options is the amount by which the closing price of the common stock exceeds the exercise price of the unvested options.

Mr. Dunham

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason	Termination For Cause, Disability or Death
Base Salary	$1,560,000	$0
Bonus	910,412	0
Long Term Incentive Compensation	29,323	29,323
Health and Insurance Benefits	53,655	0
Accelerated Vesting of Stock Options	16,773	0
Earned Vacation	40,000	40,000

Mr. Murakami

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason	Termination For Cause, Disability or Death
Base Salary	$410,000	$0
Bonus	205,091	0
Long Term Incentive Compensation	8,420	8,420
Health and Insurance Benefits	15,552	0
Accelerated Vesting of Stock Options	4,056	0
Earned Vacation	15,769	15,769

Mr. Koenig

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason	Termination For Cause, Disability or Death
Base Salary	$473,000	$0
Bonus	309,257	0
Long Term Incentive Compensation	10,442	10,442
Health and Insurance Benefits	16,702	0
Accelerated Vesting of Stock Options	5,533	0
Earned Vacation	11,825	11,825

Mr. Mahoney

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason	Termination For Cause, Disability or Death
Base Salary	$410,000	$0
Bonus	197,425	0
Long Term Incentive Compensation	8,298	8,298
Health and Insurance Benefits	23,072	0
Accelerated Vesting of Stock Options	3,914	0
Earned Vacation	15,769	15,769

Mr. Stokes

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination For Good Reason	Termination For Cause, Disability or Death
Base Salary	$550,000	$0
Bonus	331,509	0
Long Term Incentive Compensation	10,896	10,896
Health and Insurance Benefits	15,794	0
Accelerated Vesting of Stock Options	5,738	0
Earned Vacation	6,731	6,731

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the U.S. Securities and Exchange Commission.

COMPENSATION COMMITTEE

Michael C. Franson

Richard A. Roman

Neil R. Thornton

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors who are considered independent under applicable SEC and Nasdaq listing rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of the Company’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. The Audit Committee annually reviews and selects the Company’s independent registered public accounting firm and preapproves any non-audit work required of the public accounting firm.

Management is responsible for preparing the Company’s financial statements. The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon, and for performing an independent audit of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the effectiveness of such. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with the independent accountants and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”).

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Wayne B. Kingsley

Richard A. Roman

Neil R. Thornton

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of shares with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it with respect to 2006, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than ten percent of a registered class of the Company’s equity securities have been complied with for 2006.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of April 13, 2007, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the named executive officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors, director nominees and executive officers as a group. The address of each of the named executive officers and directors is c/o Northwest Pipe Company, 200 SW Market Street, Suite 1800, Portland, Oregon 97201-5730.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Shares	Percent
Wells Fargo & Company (2)	903,015	10.1%
420 Montgomery Street,
San Francisco, CA 94104
Bank of America Corporation (3)	595,541	6.6%
100 Federal Street North Tryon Street
Floor 25, Bank of America Corporate Center
Charlotte, NC 28255
Dimensional Fund (4)	478,603	5.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
William R. Tagmyer	239,242	2.6%
Brian W. Dunham	240,062	2.7%
Charles L. Koenig	112,246	1.3%
Gary A. Stokes	56,253	*
Robert L. Mahoney	31,109	*
John D. Murakami	42,316	*
Michael C. Franson	9,000	*
Wayne B. Kingsley	33,008	*
Keith R. Larson	—	—
Neil R. Thornton	31,378	*
Richard A. Roman	13,000	*
All directors and executive officers as a group (eleven persons)	807,614	8.6%

(*)	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from April 13, 2007 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of April 13, 2007 is as follows: Mr. Tagmyer – 116,039; Mr. Dunham – 137,822; Mr. Koenig – 50,352; Mr. Stokes – 50,985; Mr. Mahoney – 29,992; Mr. Murakami – 33,923; Mr. Kingsley—20,000; Mr. Thornton—20,000; Mr. Roman—13,000; and all directors and officers as a group – 472,113.

(2)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 6, 2007, reflecting its beneficial ownership of Common Stock as of December 31, 2006. The Schedule 13G/A states that Wells Fargo & Company beneficially owns 903,015 shares of Common Stock, including 859,065 shares as to which it has sole voting power and 882,315 shares as to which it has sole dispositive power.

(3)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission by Bank of America Corporation on February 8, 2007, reflecting its beneficial ownership of Common Stock as of December 31, 2006. The Schedule 13G/A states Bank of America Corporation beneficially owns 593,541 shares of Common Stock, including 465,677 shares as to which it has shared voting power and 593,541 shares as to which it has shared dispositive power.

(4)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission by Dimensional Fund Advisors Inc. on February 2, 2007, reflecting its beneficial ownership of Common Stock as of December 31, 2006. The Schedule 13G/A states that Dimensional Fund Advisors Inc. has sole voting and dispositive power with respect to 478,603 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has ongoing business relationships with certain affiliates of Wells Fargo & Company (“Wells Fargo”). Wells Fargo, together with certain of its affiliates, owns more than ten percent of the Company’s outstanding stock. During the year ended December 31, 2006, the Company made payments to affiliates of Wells Fargo for operating lease payments, pursuant to which the Company leases certain equipment from such affiliates. Payments made by the Company to Wells Fargo and its affiliates amounted to $396,000 for the year ended December 31, 2006. Balances due to Wells Fargo and its affiliates were $0 at December 31, 2006.

The Company has an ongoing business relationship with an affiliate of Bank of America Corporation. An affiliate of Bank of America is the lender and letter of credit issuer under the Company’s credit facility. Bank of America, together with certain of its affiliates, is one of the Company’s largest shareholders. During the year ended December 31, 2006, the Company made the following payments to an affiliate of Bank of America: (1) payments of interest and fees pursuant to letters of credit originated by such affiliates; and (2) payments of principal, interest and related fees under the Company’s credit facility. Payments of interest and fees made by the Company to an affiliate of Bank of America amounted to $3.1 million for the year ended December 31, 2006. Balances due to an affiliate of Bank of America were $43.0 million at December 31, 2006.

The Company entered into an agreement with Terry Mitchell in connection with the termination of his employment as the Company’s Senior Vice President, Tubular Products effective as of December 31, 2006. The agreement provides for a continuation of Mr. Mitchell’s base salary of $239,000 for a period of twelve months and an immediate payment to Mr. Mitchell of $200,000. The Company will also pay the premiums for continuation of Mr. Mitchell’s health insurance coverage for twelve months. Pursuant to the agreement, all of the stock options Mr. Mitchell held became fully vested and exercisable upon the termination of his employment. The Company and Mr. Mitchell have also entered into a consulting agreement pursuant to which Mr. Mitchell will provide professional consulting services to the Company as requested at a rate of $125 per hour after the first eighty hours of such service. Mr. Mitchell has agreed that, for a period of three months after the termination of his employment, he will not engage in any activity that would be in competition or conflict with the Company’s business, and that he will not solicit business from any customer of the Company or induce any person to leave the employment of the Company.

APPROVAL OF 2007 STOCK INCENTIVE PLAN

On April 19, 2007, the Board of Directors adopted the Northwest Pipe Company 2007 Stock Incentive Plan (the “2007 Plan”), subject to shareholder approval at the Annual Meeting. The 2007 Plan, if approved, will replace the Company’s existing 1995 Stock Incentive Plan (the “1995 Plan”), under which no additional equity awards may currently be granted. A description of the provisions of the 2007 Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2007 Plan, a copy of which is attached as Appendix A to this proxy statement.

Background

We believe that stock ownership and stock-based incentive awards can align the interests of employees, officers, directors and consultants of the Company with those of the Company’s shareholders because they reward employees, officers, directors and consultants based upon stock price performance. The 2007 Plan provides for awards of stock options to purchase shares of common stock, stock appreciation rights, restricted and unrestricted shares of common stock and restricted stock units, the terms and conditions of which are described in more detail below.

The Company’s directors and executive officers are eligible to receive awards under the 2007 Plan, as are all other employees and consultants of the Company and its subsidiaries. As of December 31, 2006, we had six directors, five executive officers and approximately 1,185 employees. Subject to adjustment as described under “Adjustments” below, the number of shares of common stock that may be issued under the 2007 Plan will be 600,000 shares. Shares subject to awards under the 2007 Plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of shares subject to the award being delivered to the participants. Shares of common stock that will be added back to the plan limit and will again be available for awards are those shares subject to an award that expires or is cancelled, forfeited or terminated without having been exercised or paid.

The maximum aggregate number of shares of common stock that may be granted to any participant during a single calendar year pursuant to stock options or stock appreciation rights (regardless of whether such awards are settled in cash, in shares of common stock, in other Company securities designated by the Compensation Committee or in a combination thereof), is (subject to adjustment) 60,000 shares, provided that an additional 60,000 shares could be granted to a newly hired employee who is granted an award in the year of hire.

All awards under the 2007 Plan will be approved by the Compensation Committee or its designee, in its sole discretion. For this reason, it is not possible to determine the benefits or amounts of the awards that will be received by any particular participant or group of participants in the future under the 2007 Plan. The fair market value of a share of common stock was $36.81 at the close of business on April 20, 2007. No awards have yet been granted under the 2007 Plan.

Description of the 2007 Plan

Purpose of the 2007 Plan.    The purpose of the 2007 Plan is to benefit and advance the interests of the Company by authorizing awards to certain employees, officers, directors and consultants of the Company and its subsidiaries as an additional incentive for them to make contributions to the financial success of the Company.

Administration.    The 2007 Plan will be administered by the Company’s Board of Directors or the Compensation Committee. In addition, subject to certain limitations, the Compensation Committee may delegate its authority under the 2007 Plan to one or more members of the Compensation Committee or one or more officers or other designees of the Company. The Compensation Committee selects the employees, officers, directors and consultants who receive awards under the 2007 Plan, and determines the type of award to be granted, the number of shares subject to awards or the cash amount payable in connection with an award and the terms and conditions of these awards in accordance with the terms of the 2007 Plan. The Compensation Committee has full authority to interpret the 2007 Plan and to establish rules for its administration.

With respect to any award that is intended to satisfy the exception for “qualified performance-based compensation” set forth in Section 162(m) of the Internal Revenue Code, the Compensation Committee will consist of at least the number of directors required from time to time to satisfy this exception, and each Compensation Committee member will satisfy the qualification requirements of such exception. Failure of any Compensation Committee member to meet these qualification requirements will not, however, invalidate any action taken or awards granted by the Compensation Committee.

Stock Options.    Stock options can be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or options that do not qualify as incentive stock options for federal income tax purposes, called nonqualified stock options. Subject to certain limits described below, the Compensation Committee has the power to determine the number and kind of stock options granted, the date of grant, the exercise price of the stock options, the vesting schedule applicable to such stock options, the period during which they can be exercised and any applicable performance goal requirements. The Compensation Committee may, in its discretion, at any time accelerate the vesting date or dates of any stock option. No stock option may be granted with a per share exercise price of less than 100% of the fair market value of a share of common stock on the date of grant. No stock option can be exercised more than ten years after the date of grant. The Compensation Committee may not “reprice” any stock option (as defined in the 2007 Plan) without the approval of shareholders. The exercise price of a stock option will be paid in full on or before the settlement date for the shares of common stock issued pursuant to the exercise of the stock options in cash or, in the discretion of the Compensation Committee, in shares of common stock or in a combination of cash and shares or with any other form of valid consideration that is acceptable to the Compensation Committee. The Compensation Committee may also allow a participant to pay all or a portion of the exercise price using a net share settlement procedure, through the withholding of shares or through a cashless exercise procedure.

Generally, if a participant voluntarily terminates service or his or her service is terminated by the Company, his or her outstanding stock options may be exercised, to the extent then exercisable, for three months following the date of termination. In the event that a participant terminates service because of retirement, he or she may exercise his or her vested stock options for one year from the date of retirement. In the event of the permanent disability of a participant, his or her stock options may be exercised, to the extent exercisable upon the date of termination of service due to permanent disability, for one year following such date. In the event of a participant’s death, his or her stock options may be exercised, to the extent exercisable at the date of death, by the person who acquired the right to exercise the stock options by will or the laws of descent and distribution for one year following the date of death. The Compensation Committee generally has the discretion to reduce or increase the post-termination exercise periods described above, but in no event may a stock option be exercised following the earlier to occur of the expiration of the option and the tenth anniversary of the date of grant.

Stock Appreciation Rights.    The Compensation Committee may grant stock appreciation rights under the 2007 Plan. No stock appreciation right may be granted with a per share exercise price of less than 100% of the fair market value of a share of common stock on the date of grant. Stock appreciation rights will be subject to the terms and conditions established by the Compensation Committee as set forth in the applicable award agreement and may be settled in shares of common stock, cash or a combination thereof. The Compensation Committee may, in its discretion, at any time accelerate the vesting date or dates of any stock appreciation right. The Compensation Committee may not reprice any stock appreciation right without the approval of shareholders.

Generally, if a participant voluntarily terminates service or his or her service is terminated by the Company, his or her outstanding stock appreciation rights may be exercised, to the extent then exercisable, for three months following the date of termination. In the event that a participant terminates service because of retirement, he or she may exercise his or her vested stock appreciation rights for one year from the date of retirement. In the event of the permanent disability of a participant, his or her stock appreciation rights may be exercised, to the extent exercisable upon the date of termination due to such permanent disability, for one year following such date. In the event of a participant’s death, his or her stock appreciation rights may be exercised, to the extent exercisable at the date of death, by the person who acquired the right to exercise such stock appreciation rights by will or the laws of descent and distribution for one year following the date of death. The Compensation Committee generally has the discretion to reduce or increase the post-termination exercise periods described above but, unless the Compensation Committee determines otherwise, in no event may a stock appreciation right be exercised following the earlier to occur of the expiration of the stock appreciation right and the tenth anniversary of the date of grant.

Restricted Stock, Restricted Stock Units and Unrestricted Stock.    The Compensation Committee may grant restricted stock, restricted stock units and unrestricted stock under the 2007 Plan. A share of restricted stock is a share of common stock granted to the participant subject to restrictions as determined by the Compensation Committee. A restricted stock unit is a contractual right to receive, in the discretion of the Compensation Committee, a share of common stock, a cash payment equal to the fair market value of a share of common stock or a combination of cash and common stock, subject to terms and conditions determined by the Compensation Committee. The Compensation Committee may also, in its sole discretion, grant awards of unrestricted shares of common stock.

Restricted stock and restricted stock units will be subject to a vesting schedule, which may include any applicable time-based or performance goal requirements established by the Compensation Committee. For restricted stock awards, the participant will have all rights as a holder of shares of common stock except that the restricted stock cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such stock has vested. Restricted stock units paid in common stock may be evidenced by, among other things, book entry registration or the issuance of stock certificates for the appropriate number of shares of stock, free of restrictions.

If a participant terminates service with the Company or any of its subsidiaries for any reason, other than retirement, the unvested restricted stock and restricted stock units will be forfeited as of the date of such event, unless the Compensation Committee determines otherwise. The Compensation Committee may, in its discretion, accelerate the dates on which restricted stock and restricted stock units vest.

Performance Goals and Section 162(m).    Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their chief executive officer and each of the other four most highly compensated officers. However, “performance-based” compensation is excluded from this limitation. The 2007 Plan is designed to permit the Compensation Committee to grant awards that qualify as “performance-based” for purposes of satisfying the conditions of Section 162(m).

Under the 2007 Plan, the Compensation Committee may condition the grant, vesting and/or exercisability of any award upon the attainment of performance targets related to one or more performance goals over a performance period selected by the Compensation Committee. The Compensation Committee may reduce any award below the maximum amount that could be paid based on the degree to which the performance targets related to such award were attained. However, the Compensation Committee may not increase any award that is intended to satisfy the exception for “qualified performance based compensation” set forth in Section 162(m) of the Internal Revenue Code above the maximum amount that could be paid based on the attainment of performance targets.

For any awards that are intended to satisfy the Section 162(m) exception for “qualified performance-based compensation,” the awards will be subject to one or more, or any combination, of the following performance goals, on a GAAP or non-GAAP basis, as selected by the Compensation Committee: total shareholder return; earnings per share; stock price; return on equity; net earnings; income from continuing operations; related return ratios; cash flow; net earnings growth; earnings before interest, taxes, depreciation and amortization (EBITDA); gross or operating margins; productivity ratios; expense targets; operating efficiency; market share; customer satisfaction; working capital targets (including, but not limited to days sales outstanding); return on assets; increase in revenues; decrease in expenses; increase in funds from operations (FFO); and increase in FFO per share. The performance targets may be determined on an absolute or cumulative basis or on a percentage of improvement over time. In addition, a performance target may be measured in terms of Company performance (or of the performance of a subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

In the event that, during a performance period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar Corporate Transaction (as defined below) or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Compensation Committee of distorting the applicable performance criteria involving the Company, including, without limitation, changes in accounting standards, the Compensation Committee may adjust or modify, as determined by the Compensation Committee, the calculation of the performance goals, to the extent necessary to prevent reduction or enlargement of the participants’ awards under the 2007 Plan for such performance period attributable to such transaction, circumstance or event.

In the case of compensation attributable to stock options, the performance goal requirement is deemed satisfied if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Dividends.    The Compensation Committee may, in its sole discretion, allow any recipient of an award under the 2007 Plan to receive, currently or on a deferred basis, dividends, with respect to the number of shares of common stock covered by such award. The Compensation Committee may also provide for the amount of such dividend to be subject to the same terms and conditions (including vesting and forfeiture provisions) as the related award.

Adjustments.    In the event of any increase or decrease in the number of outstanding shares of common stock of the Company resulting from the subdivision or consolidation of the outstanding shares of common stock, the payment of a stock dividend, or similar change in capitalization, the number of shares covered by the 2007 Plan, the maximum grant limitations under the 2007 Plan and the number of shares covered by or referenced in each outstanding stock option, stock appreciation right or restricted stock unit and the exercise price of each such award will be adjusted to reflect such increase or decrease.

In the event of a proposed sale of all or substantially all of the assets of the Company, or a merger of the Company with and into another corporation, all outstanding awards shall be assumed or equivalent awards shall be substituted by such successor corporation, unless the Compensation Committee provides all award holders with the right to immediately exercise all of their awards, whether vested or unvested. In the event of a proposed dissolution or liquidation of the Company, outstanding awards will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Compensation Committee. In such a situation, the Compensation Committee is authorized to give award holders the right to immediately exercise all of their awards, whether vested or unvested.

Transfer and Rights Restrictions.    The rights of a participant with respect to any award granted under the 2007 Plan will be exercisable during the participant’s lifetime only by the participant and will not be transferable by the participant other than by will or the laws of descent and distribution. The Compensation Committee may, however, permit other transferability, subject to any conditions and limitations that it imposes; provided, that, incentive stock options are not transferable. No award will be construed as giving any participant a right to receive future awards or to continued employment or service with the Company.

Amendment and Termination of the 2007 Plan.    The Board of Directors of the Company may at any time alter, amend, suspend or terminate the 2007 Plan, in whole or in part, except that no alteration or amendment will be effective without shareholder approval if such approval is required by law or under the rules of the principal stock exchange on which the Company’s common stock is listed, and no termination, suspension, alteration or amendment may materially adversely alter or affect the terms of any then outstanding awards without the consent of the affected participant.

U.S. Federal Income Tax Consequences

Incentive Stock Options.    The grant of an option will not be a taxable event for the participant or for the Company. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any income tax deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must be a Company employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The Company will be allowed an income tax deduction to the extent the participant recognizes ordinary income, subject to the Company’s compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Nonqualified Options.    The grant of a nonqualified option will not be a taxable event for the participant or the Company. Upon exercising a nonqualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a nonqualified option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock.    A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock Units.    There are no immediate tax consequences of receiving an award of restricted stock units under the 2007 Plan. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares and the value of the cash (if the restricted stock units are settled in whole or in part in cash) issued to such participant at the end of the restriction period or, if later, the payment date. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2007 Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Unrestricted Stock. Participants who are awarded unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. Subject to the limits of Section 162(m) of the Internal Revenue Code, we will be entitled to an income tax deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the 2007 Plan.    If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor of approval and no options may be granted under the 2007 Plan if this proposal is not approved. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect in determining whether the proposal is approved. Proxies solicited by the Board will be voted for approval of the 2007 Plan unless a vote against the proposal or abstention is specifically indicated.

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as the Company’s independent registered public accountants for the year ended December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Fees for services provided by the Company’s principal accountant, PricewaterhouseCoopers LLP, for the years ended December 31, 2006 and 2005 were as follows:

	2006	2005
Audit fees (1)	$546,850	$438,500
Audit-related fees (2)	185,135	23,000
Tax fees (3)	13,942	10,695
Other fees (4)	—	93,944

Total fees	$745,927	$566,139

(1)	Audit fees include fees for audits of the annual financial statements, including required quarterly reviews, and the audit of management’s assessment of the Company’s internal control over financial reporting.

(2)	Audit-related fees include fees for services rendered in connection with the filing of the Company’s Registration Statement on Form S-3 on November 1, 2006, audits of the Company’s employee benefit plans and consultations concerning financial accounting and reporting.

(3)	Tax fees include fees for tax compliance, tax advice, and tax planning.

(4)	Other fees include professional fees for business consultations.

To help assure independence of the independent auditors, the Audit Committee has established a policy whereby all services of the principal accountant or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis services may instead be approved by the Chief Executive Officer or the Chief Financial Officer. One hundred percent of the fees shown in the principal accountant fees schedule for 2006 and 2005 were approved by the Audit Committee.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2008 proxy statement. Any such proposal must be received by the Company not later than December 22, 2007. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2007 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders (including Form 10-K) for the year ended December 31, 2006 accompanies this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s Common Stock entitled to vote at the Annual Meeting, additional copies of the Company’s Annual Report. Written requests should be mailed to the Corporate Secretary, Northwest Pipe Company, 200 Market Street, Suite 1800, Portland, OR 97201-5730.

By Order of the Board of Directors,

Brian W. Dunham

Chief Executive Officer and President

Portland, Oregon

April 20, 2007

Appendix A

NORTHWEST PIPE COMPANY

2007 STOCK INCENTIVE PLAN

1. PURPOSE

This Northwest Pipe Company 2007 Stock Incentive Plan is intended to provide incentive to Employees, Consultants and Directors of Northwest Pipe Company (the “Company”) and its eligible Affiliates, to encourage proprietary interest in the Company and to encourage Employees, Consultants and Directors to remain in the service of the Company or its Affiliates.

2. DEFINITIONS

a. “Administrator” means the Board or the Committee appointed to administer the Plan, or a delegate of the Board or Administrator as provided in Section 4(c).

b. “Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

c. “Award” means any award of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units under the Plan.

d. “Award Agreement” means the agreement between the Company and the recipient of an Award which contains the terms and conditions pertaining to the Award. An Award Agreement may be in an electronic medium, and need not be signed by a representative of the Company or the Participant. Award Agreements may be delivered by email or other electronic means (including posting on a website maintained by the Company or its delegate), along with the Plan and any other documents related to the Plan or an Award such as prospectuses, proxy statements or annual reports.

e. “Beneficiary” means a person designated as such by a Participant for purposes of the Plan or determined with reference to Section 16.

f. “Board” means the Board of Directors of the Company.

g. “Code” means the Internal Revenue Code of 1986, as amended.

h. “Committee” means the Compensation Committee of the Board, or such other committee of the Board designated by the Board to administer the Plan.

i. “Common Stock” means the $.01 par value common stock of the Company.

j. “Company” means Northwest Pipe Company, an Oregon Corporation.

k. “Consultant” means an individual providing services to the Company or an Affiliate other than as an Employee or Director.

l. “Covered Employee” will have the meaning assigned in Code section 162(m), as amended, which generally includes the chief executive officer or any Employee whose total compensation for the taxable year is required to be reported to shareholders under the Exchange Act by reason of such Employee being among the four highest compensated officers for the taxable year (other than the chief executive officer).

m. “Director” means a member of the Board of Directors of the Company.

n. “Disability” or “Disabled” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by the Administrator in its sole discretion.

o. “Employee” means an individual employed by the Company or an Affiliate (within the meaning of Code section 3401 and the regulations thereunder).

p. “Employer” means the Company or an Affiliate, which is the employer of a Participant.

q. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

r. “Exercise Price” means the price per Share of Common Stock at which an Option or Stock Appreciation Right may be exercised.

s. “Fair Market Value” of a Share as of a specified date means the value of a Share determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Stock Market, Fair Market Value shall be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, if the date of determination does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the date of determination, or such other appropriate day as shall be determined by the Administrator, in its sole discretion; or

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, if the date of determination does not fall on a day on which the Common Stock has been so quoted, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so quoted prior to the date of determination, or such other appropriate day as shall be determined by the Administrator, in its sole discretion; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value of a Share shall be determined in good faith by the Administrator using any reasonable method.

t. “Incentive Stock Option” means an Option described in Code section 422.

u. “Nonqualified Stock Option” means an Option not described in Code section 422 or 423.

v. “Option” means a stock option granted pursuant to Section 7.

w. “Outside Director” means a Director who is not an Employee.

x. “Parent” means a Parent corporation as defined in Code section 424(e).

y. “Participant” means an Employee, Consultant or Director who has received an Award.

z. “Plan” means this Northwest Pipe Company 2007 Stock Incentive Plan.

aa. “Purchase Price” means the Exercise Price times the number of whole Shares with respect to which an Option is exercised, or in the case of Restricted Stock to be issued in partial consideration of a payment, the price paid per Share times the number of Shares being purchased.

bb. “Restricted Stock” means Shares granted pursuant to Section 9.

cc. “Restricted Stock Unit” means an Award denominated in Shares granted pursuant to Section 10 in which the Participant has the right to receive a specified number of Shares over a specified period of time or upon satisfaction of specified performance conditions.

dd. “Retirement” means the termination of service to the Company or an Affiliate at (i) age 65 or older or (ii) age 55 or older at a time when age plus such years of service with Company or an Affiliate equals or exceeds 65.

ee. “Share” means one share of Common Stock, adjusted in accordance with Section 14 (if applicable).

ff. “Share Equivalent” means a bookkeeping entry representing a right to the equivalent of one Share.

gg. “Stock Appreciation Right” means a right to receive an amount equal to the appreciation of a specified number of Shares between two dates which will be payable in Shares or cash as established by the Administrator.

hh. “Subsidiary” means a Subsidiary corporation as defined in Code section 424(f).

3. EFFECTIVE DATE

This Plan was adopted by the Board on April 19, 2007, to be effective on the date the Plan is approved by the Company’s shareholders, as provided in Section 19.

4. ADMINISTRATION

a.	Administration with respect to Outside Directors

With respect to Awards to Outside Directors, the Plan will be administered by the Board unless delegated to its Compensation Committee. Notwithstanding the foregoing, all Awards made to members of the Compensation Committee will be approved by the full Board.

b.	Administration with respect to Employees and Consultants

With respect to Awards to Employees and Consultants, the Plan will be administered by the Administrator.

(i) If any member of the Administrator does not qualify as an “outside director” for purposes of Code section 162(m), Awards under the Plan for Covered Employees will be administered by a subcommittee of the Administrator consisting of each Board member who qualifies as an “outside director.” If fewer than two members qualify as “outside directors,” the Board will appoint one or more other Board members to such subcommittee who do qualify as “outside directors,” so that the subcommittee will at all times consist of two or more members all of whom qualify as “outside directors” for purposes of Code section 162(m).

(ii) If Awards are subject to the Exchange Act, if any member of the Administrator does not qualify as a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), then Awards under the Plan for the executive officers of the Company and Directors will be administered by a subcommittee consisting of the members of the Administrator who qualify as a “non-employee director.”

If fewer than two Administrator members qualify as “non-employee directors,” then the Board will appoint one or more other Board members to such subcommittee who do qualify as “non-employee directors,” so that the subcommittee will at all times consist of two or more members all of whom qualify as “non-employee directors” for purposes of Rule 16b-3.

c.	Delegation of Authority to an Officer of the Company

The Board or Administrator may delegate to an officer or officers of the Company the authority to administer the Plan (including making Awards) with respect to Awards made to Employees who are not subject to Section 16 of the Exchange Act or are not Covered Employees.

d.	Powers of the Administrator

(i) The Administrator will from time to time at its discretion make determinations with respect to Employees, Consultants and Directors who will be granted Awards, when and how to make Awards, the types or combinations of Awards, the number of Shares or Share Equivalents to be subject to each Award, the vesting of Awards, the designation of Options as Incentive Stock Options or Nonqualified Stock Options and any other conditions of Awards to Employees, Consultants and Directors, which need not be identical.

(ii) The determinations, interpretation and construction by the Administrator of any provisions of the Plan or of any Award will be final. No member of the Administrator will be liable for any action or determination made in good faith with respect to the Plan or any Award. The Administrator has complete discretion to construe and interpret the Plan and any Award and to establish, amend and revoke rules and regulations for its administration. The Administrator may correct any defect, omission or inconsistency in an Award in any manner it deems necessary or expedient.

(iii) The Administrator may exercise such powers as it deems necessary to promote the interests of the Company that do not conflict with the Plan.

(iv) The Administrator may authorize any officer or Employee to execute on behalf of the Company any Award Agreement or other instrument required to effect an Award previously granted by the Administrator.

(v) The Administrator may settle Awards in stock, cash or in any combination.

e.	Leaves of Absence

Unless the Administrator provides otherwise in writing, vesting of any Award will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of any leave of absence approved by the Company or required by law.

5. ELIGIBILITY

Subject to the terms and conditions set forth below, the Administrator has sole and complete authority to determine the Employees, Consultants and Directors to whom, and the time or times at which, Awards may be granted. A specific type of Award may be made alone, in addition to, or in conjunction with any other type of Award. Notwithstanding the foregoing, only Employees may be granted Incentive Stock Options.

a.	Number of Awards

A Participant may receive more than one Award, including Awards of the same type, but only on the terms and subject to the restrictions set forth in the Plan.

b.	Annual Code Section 162(m) Limitation

Subject to the provisions of Section 14, no Employee is eligible to receive Incentive Stock Options, Nonqualified Stock Options, and/or Stock Appreciation Rights covering more than 60,000 Shares during any calendar year. Notwithstanding this restriction, in connection with his or her initial service an Employee may receive Incentive Stock Options, Nonqualified Stock Options and/or Stock Appreciation Rights covering not more than an additional 60,000 Shares, which will not be included in the limit set forth in the preceding sentence.

6. STOCK

The stock subject to Awards granted under the Plan will be shares of the Company’s authorized but unissued or reacquired Common Stock. The aggregate number of Shares subject to Awards granted under this Plan will not exceed 600,000 Shares (the “Share Reserve”). Each Share subject to an Award will reduce the Share Reserve by one share.

If any outstanding Option or stock-settled Stock Appreciation Right for any reason expires or is terminated, or any Restricted Stock or Restricted Stock Unit is forfeited, then the Shares represented by the unexercised or forfeited portion of such Award may again be subjected to Awards under the Plan. The following Shares may not again be made available for issuance under the Plan: (i) Shares not issued or delivered as a result of the net exercise of a Stock Appreciation Right or Option, or (ii) Shares used to pay the withholding taxes related to an Award, or (iii) if a distribution related to an Award is made in cash, the number of Shares subject to the redeemed or exercised portion of the Award.

7. STOCK OPTIONS

Options granted to Employees, Consultants and Directors pursuant to the Plan will be evidenced by written Option Award Agreements (whether in hard copy or in an electronic format approved by the Company) in such form as the Administrator will determine, subject to the Plan and the following terms and conditions:

a.	Number of Shares

Each Option Award Agreement will state the number of Shares to which such Option pertains, which will be subject to adjustment in accordance with Section 14.

b.	Exercise Price

Each Option Award Agreement will state the Exercise Price of such Option, determined by the Administrator, which will not be less than the Fair Market Value of a Share on the date of grant, except as provided in Section 14. If the recipient of an Option owns more than 10% of the total combined voting power of all classes of stock of the Company, its Parent or Subsidiary on the date of grant (a “10% Owner”) then the Exercise Price of such Option will be at least 110% of the Fair Market Value of a Share on the date of grant.

c.	Medium and Time of Payment

The Purchase Price payable upon the exercise of an Option is payable in full in United States dollars; provided that with the consent of the Administrator and in accordance with its rules and regulations, the Purchase Price may be paid by the surrender of Shares in good form for transfer, owned by the person exercising the Option and having a Fair Market Value on the date of exercise at least equal to the Purchase Price (including same-day sales and cashless exercises), or in any combination of cash and Shares, or in such acceptable form of payment as approved by the Administrator, so long as the total of the cash and the Fair Market Value of the Shares or other form or payment surrendered equals the Purchase Price. No Shares will be issued until full payment has been made.

d.	Term and Exercise of Options

Each Option Award Agreement will state the date after which such Option will cease to be exercisable. No Option will be exercisable after the expiration of ten years (five years for Incentive Stock Options awarded to

10% Owners) from the date it is granted or such lesser period established by the Administrator. An Option will, during a Participant’s lifetime, be exercisable only by the Participant or if the Participant’s Disability prevents such exercise, by their legally appointed guardian, unless otherwise provided in Option Award Agreement.

e.	Termination of Service

In the event that a Participant’s service as an Employee, Consultant or Director terminates, for any reason, unless provided for otherwise in an Option Award Agreement, such Participant (or in the case of death, such Participant’s designated Beneficiary) will have the right (subject to the limitation that no Option may be exercised after its stated expiration date) to exercise such Option either:

(i) within three months after such termination of service; or

(ii) in the case of Retirement or death within one year after the date thereof; or

(iii) in the case of Disability, within one year from the date the Participant’s service with the Company or an Affiliate is terminated due to the Disability, or

(iv) on such other terms established by the Administrator in the Award Agreement or otherwise prior to termination of service,

(v) but only to the extent that, at the date of termination, the Option had vested pursuant to the terms of the Option Award Agreement with respect to which such Option was granted and had not previously been exercised.

For purposes of this Section, the service relationship will be treated as continuing while the Participant is on military leave, sick leave (including short term disability) or other bona fide leave of absence (to be determined in the sole discretion of the Administrator, in accordance with rules and regulations construing Code sections 422 and 409A). If a Participant’s classification as an Employee, Consultant or Director changes into a different such classification without any break in service, such Participant’s service relationship will be treated as continuing without interruption for purposes of vesting in and exercising Options held by such Participant. Notwithstanding the foregoing, in the case of an Incentive Stock Option, employment will not be deemed to continue beyond three months after the Participant ceased active employment, unless the Participant’s reemployment rights are guaranteed by statute or by contract. Otherwise, an Incentive Stock Option that is exercised after the period following termination of employment that is required for qualification under Code section 422, will be treated as a Nonqualified Stock Option for all Plan purposes.

Notwithstanding the above, in the event an Outside Director terminates service as a Director, the former Director (or his or her designated Beneficiary in the event of the Outside Director’s death) will have the right (subject to the limitation that no Option may be exercised after its stated expiration date) to exercise an Option (to the extent vested pursuant to the terms of the Option Award Agreement and not previously exercised) within one year after such termination of service or on such other terms established by the Board or Committee in the Option Award Agreement or otherwise prior to the termination of service.

f.	Rights as a Shareholder

A Participant or an authorized transferee of a Participant will have no rights as a shareholder with respect to any Shares covered by his or her Option until the date of issuance of a stock certificate or book entry notation for such Shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date such stock certificate is issued or book entry made, except as provided in Section 14.

g.	Modification, Extension and Renewal of Options

Subject to the terms and conditions and within the limitations of the Plan, including the limitations of Section 18, the Administrator may modify, extend or renew outstanding Options granted to Employees,

Consultants and Directors under the Plan. Notwithstanding the foregoing, however, no modification of an Option will, without the consent of the Participant, alter or impair any rights or obligations under any Option previously granted under the Plan or cause any Option to fail to be exempt from the requirements of Code section 409A.

h.	Limitations on Incentive Stock Option Awards

If and to the extent that the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which any Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and all other plans maintained by the Company, its Parent or any Subsidiaries exceeds $100,000, the excess (taking into account the order in which they were granted) will be treated as Nonqualified Stock Options. The maximum number of Shares that may be subject to Incentive Stock Options granted under this Plan is 600,000 Shares, subject to adjustments provided for in Section 14.

i.	No Reload Options

Options that provide for the automatic grant of another Option upon exercise of the original Option may not be granted under the Plan.

j.	Other Terms and Conditions

An Option Award Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of such Option or the terms and conditions under which such Option may be forfeited, as may be determined by the Administrator that are consistent with the Plan.

8. STOCK APPRECIATION RIGHTS

Stock Appreciation Rights granted to Employees, Consultants and Directors pursuant to the Plan will be evidenced by written Stock Appreciation Right Award Agreements (whether in hard copy or in an electronic format approved by the Company) in such form as the Administrator will determine, subject to the Plan and the following terms and conditions:

a.	Number of Shares

Each Stock Appreciation Right Award Agreement will state the number of Shares or Share Equivalents to which such Stock Appreciation Right pertains, which will be subject to adjustment in accordance with Section 14.

b.	Calculation of Appreciation; Exercise Price

The appreciation distribution payable on the exercise of a Stock Appreciation Right will be equal to the excess of (i) the aggregate Fair Market Value of a number of Shares equal to the number of Shares or Share Equivalents in which the Participant is vested under such Stock Appreciation Right on such date, over (ii) the Exercise Price determined by the Administrator on the date of grant of the Stock Appreciation Right, which will not be less than 100% of the Fair Market Value of a Share on the date of grant except as provided in Section 14.

c.	Term and Exercise of Stock Appreciation Rights

Each Stock Appreciation Right Award Agreement will state the time or times when such Stock Appreciation right is exercisable. No Stock Appreciation Right will be exercisable after the expiration of ten years from the date it is granted or such lesser period established by the Administrator in the Stock Appreciation Right Award Agreement.

d.	Payment

The appreciation distribution in respect of a Stock Appreciation Right may be paid in Shares, in cash or any combination, or in any other form of consideration as determined by the Administrator and contained in the Stock Appreciation Right Award Agreement.

e.	Limitations on Transferability

A Stock Appreciation Right will, during a Participant’s lifetime, be exercisable only by the Participant or if the Participant’s Disability prevents such exercise, by his or her legally appointed guardian unless otherwise provided in the Stock Appreciation Right Award Agreement.

f.	Termination of Service

In the event that a Participant’s service as an Employee, Consultant or Director terminates, for any reason, unless provided for otherwise in a Stock Appreciation Right Award Agreement, such Participant (or in the case of death, such Participant’s designated Beneficiary) will have the right (subject to the limitation that no Stock Appreciation Right may be exercised after its stated expiration date) to exercise such Stock Appreciation Right either:

(i) within three months after such termination of service; or

(ii) in the case of Retirement or death within one year after the date thereof; or

(iii) in the case of Disability, within one year from the date the Participant’s service with the Company or an Affiliate is terminated due to the Disability, or

(iv) on such other terms established by the Administrator in the Award Agreement or otherwise prior to termination of service,

(v) but only to the extent that, at the date of termination, the Stock Appreciation Right had vested pursuant to the terms of the Stock Appreciation Right Award Agreement with respect to which such Stock Appreciation Right was granted and had not previously been exercised.

For purposes of this Section, the service relationship will be treated as continuing while the Participant is on military leave, sick leave (including short term disability) or other bona fide leave of absence (to be determined in the sole discretion of the Administrator, in accordance with rules and regulations construing Code sections 422 and 409A). If a Participant’s classification as an Employee, Consultant or Director changes into a different such classification without any break in service, such Participant’s service relationship will be treated as continuing without interruption for purposes of vesting in and exercising Stock Appreciation Rights held by such Participant.

Notwithstanding the above, in the event an Outside Director terminates service as a Director, the former Director (or his or her designated Beneficiary in the event of the Outside Director’s death) will have the right (subject to the limitation that no Stock Appreciation Right may be exercised after its stated expiration date) to exercise a Stock Appreciation Right (to the extent vested pursuant to the terms of the Stock Appreciation Right Award Agreement and not previously exercised) within one year after such termination of service or on such other terms established by the Board or Committee in the Stock Appreciation Award Agreement or otherwise prior to the termination of service.

g.	Rights as a Shareholder

A Participant or an authorized transferee of a Participant will have no rights as a shareholder with respect to any Shares covered by his or her Stock Appreciation Right until the date of issuance of such Shares. Except as provided in Section 14, no adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date such Shares are issued.

h.	Other Terms and Conditions

A Stock Appreciation Right Award Agreement may contain such other terms and conditions, including restrictions or conditions on the vesting of such Stock Appreciation Right Award or the terms and conditions under which such Stock Appreciation Right Award may be forfeited, as may be determined by the Administrator that are consistent with the Plan.

9. RESTRICTED STOCK

Restricted Stock granted to Employees, Consultants and Directors pursuant to the Plan will be subject to written Restricted Stock Award Agreements (whether in hard copy or in an electronic format approved by the Company) in such form as the Administrator will determine, subject to the Plan and the following terms and conditions:

a.	Number of Shares; Grants

Subject to the provisions of the Plan, the Administrator may condition the grant of Restricted Stock, or the removal of any restriction, upon the attainment of specified performance objectives established by the Administrator pursuant to Section 12 or such other factors, such as continued service with the Company or an Affiliate, as the Administrator may determine in its sole discretion.

Each Participant receiving a grant of Restricted Stock will be issued a stock certificate which may be in electronic form in respect of such Shares of Restricted Stock. Such certificate will be registered in the name of such Participant, and will bear an appropriate legend referring to the applicable terms, conditions, and restrictions. The Administrator will require that stock certificates evidencing such Shares be held by the Company until the restrictions lapse and that, as a condition of any grant of Restricted Stock, the Participant will deliver to the Company a stock power relating to such Shares.

b.	Restrictions and Conditions

The Shares of Restricted Stock granted pursuant to this Section 9 will be subject to the following restrictions and conditions:

(i) During a period set by the Administrator commencing with the date of such grant (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or encumber shares of Restricted Stock granted under the Plan. Within these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on continued service, performance, or such other factors or criteria as the Administrator may determine in its sole discretion.

(ii) Except as provided in this paragraph (ii) and paragraph (i) above, the Participant will have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash or stock dividends on or after the grant date. The Administrator, in its sole discretion, as determined at the time of grant, may provide that the payment of cash dividends will be deferred and not paid until the underlying Shares are vested. Stock dividends issued with respect to Restricted Stock will be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the Shares with respect to which such dividends are issued.

(iii) The Administrator will specify the conditions under which shares of Restricted Stock will vest or be forfeited, including achievement of performance criteria or continued service, by setting forth such conditions in the Restricted Stock Award Agreement.

(iv) If and when the Restriction Period applicable to shares of Restricted Stock expires without a prior forfeiture of the Restricted Stock, certificates for an appropriate number of unrestricted Shares will be delivered promptly to the Participant, and the certificates for the shares of Restricted Stock will be canceled.

(v) If required by the General Corporation Laws of the Company’s state of incorporation, recipients will pay at least par value for their Restricted Stock Awards in cash or, at the discretion of the Administrator, past services rendered. If the recipient subsequently forfeits the Restricted Stock for any reason, Company will refund any cash payments to the recipient without interest.

10. RESTRICTED STOCK UNITS

Restricted Stock Units granted to Employees, Consultants and Directors pursuant to the Plan will be evidenced by written Restricted Stock Unit Award Agreements (whether in hard copy or in an electronic format approved by the Company) in such form as the Administrator will determine, subject to the Plan and the following terms and conditions:

a.	Number of Shares; Grants

Each restricted Stock Unit Award Agreement will state the number of Shares subject to issuance thereunder. The Administrator may condition the issuance of Shares available under a Restricted Stock Unit upon the attainment of specified performance objectives established by the Administrator pursuant to Section 12 or such other factors, such as continued service with the Company or an Affiliate, as the Administrator may determine in its sole discretion.

With respect to a Restricted Stock Unit, no Shares will be issued at the time the grant is made (nor will any book entry be made in the records of the Company) and the Participant will have no right to or interest in any Shares as a result of the grant of a Restricted Stock Unit until all conditions attached to the grant are fulfilled.

b.	Restrictions and Conditions

The Restricted Stock Units granted pursuant to this Section 10 will be subject to the following restrictions and conditions:

(i) At the time of grant of a Restricted Stock Unit, the Administrator may impose such restrictions or conditions on the vesting of the Restricted Stock Units as the Administrator deems appropriate. Within these limits, the Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on continued service, performance or such other factors or criteria as the Administrator may determine in its sole discretion. The foregoing notwithstanding, no action pursuant to the preceding sentence may alter the time of issuance of Shares under the Restricted Stock Unit, if such alteration would cause the Award to be subject to penalty under Code section 409A.

(ii) The Administrator will specify the conditions under which Restricted Stock Units will vest or be forfeited, including achievement of performance criteria or continued service, and such conditions will be set forth in the Restricted Stock Unit Award Agreement.

(iii) If required by the General Corporation Laws of the Company’s state of incorporation, recipients will pay at least par value for Shares issued pursuant to a Restricted Stock Unit in cash or, at the discretion of the Administrator, past services rendered.

c.	Deferral Election

Each recipient of a Restricted Stock Unit may be eligible, subject to Administrator approval, to elect to defer all or a percentage of any Shares he or she may be entitled to receive upon the lapse of any restrictions or vesting period to which the Restricted Stock Unit is subject. This election will be made by giving notice in a manner and within the time prescribed by the Administrator and in compliance with the requirements of Code section 409A. Each Participant must indicate the percentage (expressed in whole percentages) he or she elects to defer of any Shares he or she may be entitled to receive. If no notice is given, the Participant will be deemed to have made no deferral election. Each deferral election filed with the Administrator will become irrevocable on and after the prescribed deadline.

11. OTHER PAYMENTS IN SHARES

Shares may be issued under this Plan to satisfy the payment of all or part of an award pursuant to the Company’s annual bonus plan. In addition, all or part of any Director’s fees may be paid in Shares or Share Equivalents issued under this Plan. Any Shares issued pursuant to this Section 11 will reduce the number of Shares authorized under Section 6.

12. PERFORMANCE OBJECTIVES

a.	Authority to Establish

The Administrator will determine the terms and conditions of Awards at the date of grant or thereafter; provided that performance objectives for each year, if any, will be established by the Administrator not later than the latest date permissible under Code section 162(m). Performance objectives are not satisfied until the Administrator certifies their satisfaction.

b.	Criteria

To the extent that such Awards are paid to Employees, the performance objectives to be used, if any, will be expressed in terms of one or more of the following: total shareholder return; earnings per share; stock price; return on equity; net earnings; income from continuing operations; related return ratios; cash flow; net earnings growth; earnings before interest, taxes, depreciation and amortization (EBITDA); gross or operating margins; productivity ratios; expense targets; operating efficiency; market share; customer satisfaction; working capital targets (including, but not limited to days sales outstanding); return on assets; increase in revenues; decrease in expenses; increase in funds from operations (FFO); and increase in FFO per share. Awards may be based on performance against objectives for more than one Subsidiary, segment or division of the Company. For example, Awards to an Employee of the Company may be based on overall Company performance against objectives, but awards for an Employee employed by a Subsidiary may be based on a combination of corporate, segment, and Subsidiary performance against objectives. Performance objectives, if any, established by the Administrator may be (but need not be) different from year-to-year, and different performance objectives may be applicable to different Participants. Performance objectives may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance objectives. In addition, performance objectives may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations.

c.	Adjustments

The Administrator will specify the manner of adjustment of any performance objectives to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Administrator, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.

13. TERM OF PLAN

The Plan will remain in effect for ten years from the effective date in Section 3, unless sooner terminated under Section 17. However, if the Company’s shareholders approve an increase in the number of Shares available for issuance under Section 6, that approval will serve as the adoption of a new plan regarding the increased number of Shares that may then be issued for a term of ten (10) years following the date the shareholders approved such increase.

14. RECAPITALIZATION

a.	Changes in Capitalization

Subject to any required action by the Company’s shareholders, the number of Shares covered by this Plan as provided in Section 6; the maximum grant limitations in Section 5; the number of Shares or Share Equivalents covered by or referenced in each outstanding Option, Stock Appreciation Right or Restricted Stock Unit; and the Exercise Price of each outstanding Option or Stock Appreciation Right will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares, the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company or the declaration of a dividend payable in cash that has a material effect on the price of issued Shares. The conversion of any convertible security of the Company will not be deemed to have been effected without receipt of consideration.

b.	Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, each outstanding Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Award will terminate as of a date fixed by the Administrator and give each Participant the right to exercise their Award as to all or any part of the Shares subject to the Award, including Shares as to which the Award would not otherwise be exercisable.

c.	Merger or Asset Sale

Except as otherwise provided in an Award Agreement, in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another entity, each outstanding Award will be assumed or an equivalent Award substituted by such successor entity or a Parent or Subsidiary of such successor entity, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that each Participant will have the right to exercise the Participant’s Award as to all or any part of the Shares subject to the Award, including Shares as to which the Award would not otherwise be exercisable. If the Administrator determines that an Award will be exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the Participant that the Award will be so exercisable for a period of thirty (30) days from the date of such notice or such shorter period as the Administrator may specify in the notice, and the Award will terminate upon the expiration of such period. For the purposes of this paragraph, the Award will be considered assumed or substituted if, following the merger or sale of assets, the Award confers the right to purchase, for each Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor entity, provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent substantially equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets. The determination of such substantial equality of value of consideration will be made by the Administrator and its determination will be conclusive and binding.

15. SECURITIES LAW REQUIREMENTS AND LIMITATION OF RIGHTS

a.	Securities Law

No Shares will be issued pursuant to the Plan unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933 or perfect an exemption from registration; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) any other applicable provision of state or federal law has been satisfied.

b.	Employment Rights

Neither the Plan nor any Award granted under the Plan will be deemed to give any individual a right to remain employed by the Company or an Affiliate or to remain a Director. The Company and its Affiliates reserve the right to terminate the employment of any Employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any).

c.	Shareholders’ Rights

A Participant will have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of a stock certificate for such Shares. No adjustment will be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued.

16. BENEFICIARY DESIGNATION

Participants may designate on the prescribed form one or more Beneficiaries to whom distribution will be made of any Award outstanding at the time of the Participant’s or Beneficiary’s death. A Participant may change such designation at any time by filing the prescribed form with the Administrator. If a Beneficiary has not been designated or if no designated Beneficiary survives the Participant, distribution will be made to the residuary beneficiary under the terms of the Participant’s last will and testament or, in the absence of a last will and testament, to the Participant’s estate as Beneficiary.

17. AMENDMENT OF THE PLAN

a.	Amendment and Termination

The Board may amend, suspend, discontinue or terminate the Plan at any time in such respects as the Board may deem advisable. Without approval of the shareholders of the Company, no such revision or amendment will:

(i) Increase the number of Shares subject to the Plan;

(ii) Amend the class of Employees eligible to receive Awards in Section 5;

(iii) Decrease the Exercise Price at which Options may be granted;

(iv) Remove the administration of the Plan from the Administrator; or

(v) Amend this Section 17 to defeat its purpose.

b.	Shareholder Approval

The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Sections 162(m) or 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, will be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

c.	Effect of Amendment or Termination

Any such amendment or termination of the Plan will not affect Awards already granted, and such Awards will remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Administrator.

18. NO AUTHORITY TO REPRICE

Without the consent of the shareholders of the Company, except as provided in Section 14, the Administrator will have no authority to effect either (i) the repricing of any outstanding Options or Stock Appreciation Rights under the Plan or (ii) the cancellation of any outstanding Options or Stock Appreciation Rights under the Plan and the grant in substitution therefor of new Options or Stock Appreciation Rights under the Plan covering the same or different numbers of shares of Common Stock.

19. APPROVAL OF SHAREHOLDERS

This Plan and any amendments requiring shareholder approval pursuant to Section 17 will be subject to approval by the shareholders of the Company. Such vote will be taken no later than the first annual meeting of shareholders following the adoption of the Plan or of any such amendments, or any adjournment of such meeting.

20. WITHHOLDING TAXES

a.	General

To the extent required by applicable law, the person exercising any Option granted under the Plan or the recipient of any payment or distribution under the Plan will make arrangements satisfactory to the Company for the satisfaction of any applicable withholding tax obligations. The Company will not be required to make such payment or distribution until such obligations are satisfied.

b.	Other Awards

The Administrator may permit a Participant who exercises Nonqualified Stock Options, vests in Restricted Stock Awards or vests in Shares issued pursuant to a Restricted Stock Unit Award to satisfy all or part of his or her withholding tax obligations by having the Company withhold a portion of the Shares that otherwise would be issued to him or her under such Nonqualified Stock Options, Restricted Stock or Restricted Stock Unit Awards. Such Shares will be valued at the Fair Market Value on the day when taxes otherwise would be withheld in cash. The payment of withholding taxes by surrendering Shares to the Company, if permitted by the Administrator, will be subject to such restrictions as the Administrator may impose, including any restrictions required by rules of the Securities and Exchange Commission.

21. SUCCESSORS AND ASSIGNS

The Plan will be binding upon the Company, its successors and assigns, and any Parent of the Company’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Company will require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Company would be if no succession or assignment had taken place.

22. TRANSFERABILITY OF AWARDS

No Award issued under this Plan may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of a Participant), assigned, pledged, hypothecated or otherwise disposed of, except by will or by the laws of descent and distribution or otherwise required by applicable law, unless otherwise provided in an Award Agreement. Any unauthorized transfer of an Award will be void. Any authorized transferee will be subject to all of the terms and conditions applicable to a Participant transferring an Award or Shares issued under this Plan, including, but not limited to, the terms and conditions set forth in this Plan and the applicable Award Agreement. Notwithstanding the foregoing, a Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, will thereafter be entitled to exercise applicable rights under an Award Agreement as described in Section 16.

23. EXECUTION

To record the adoption of the Plan effective                     , 2007, the Company has caused its authorized officer to execute the same.

NORTHWEST PIPE COMPANY

By:
Its:

NORTHWEST PIPE COMPANY

Proxy for Annual Meeting of Shareholders to be Held on May 30, 2007

The undersigned hereby names, constitutes and appoints William R. Tagmyer and Brian W. Dunham, or each of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Northwest Pipe Company (the “Company”) to be held at 9:00 a.m. local time in Portland, Oregon on Wednesday, May 30, 2007 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205 and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on April 13, 2007, with all the powers that the undersigned would possess if he or she were personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY OTHER PROXY OR PROXIES PREVIOUSLY GIVEN.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the coresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Northwest Pipe Company account online.

Access your Northwest Pipe Company shareholder account online via Investor ServiceDirect ® ( ISD).

Mellon Investor Services LLC, Transfer Agent for Northwest Pipe Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is registered trademark of Mellon Investor Services LLC

**** TRY IT OUT **** www.melloninvestor.com/isd/

Investor Service Direct®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:

1-800-370-1163

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

FOR the nominees listed below (except as marked to the contrary below)

WITHHOLD AUTHORITY (to vote for the nominees listed below)

1. PROPOSAL 1–Election of Director

(Instructions: To withhold authority to vote for the nominee, strike a line through the nominee’s name in the list below.)

01 Michael C. Franson for a three year term, expiring in 2010

02 Wayne B. Kingsley for a three year term, expiring in 2010

03 Keith R. Larson for a three year term, expiring in 2010

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

FOR AGAINST ABSTAIN

2. PROPOSAL 2–Approval of the Company’s 2007 Stock Incentive Plan

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

3. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

I do do not plan to attend the meeting.

(please check)

Please sign exactly as your name appears on the Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full titles as such. If a partnership is signing, please sign in the partnership name by authorized person(s). If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Signature Signature Dated: , 2007

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/nwpx

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

TELEPHONE 1-866-540-5760

OR Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view the Annual Report and Proxy Statement on the internet at www.nwpipe.com